WINTHROP REALTY TRUST

AT THE COMPANY
Beverly Bergman
(617) 570-4614

      WINTHROP REALTY TRUST DECLARES $.065 PER COMMON SHARE QUARTERLY CASH
       DIVIDEND AND A MINIMUM $.12 PER COMMON SHARE SPECIAL CASH DIVIDEND

      FOR IMMEDIATE RELEASE - BOSTON, December 20 /PRNewswire-FirstCall/ -Winthrop Realty Trust (NYSE:FUR) announced that its board of trustees has declared both the regular quarterly dividend of $.065 per common share of beneficial interest and a special dividend of $.12 per common share of beneficial interest, subject to increase, both of which are payable on January 15, 2008 to common shareholders of record on December 31, 2007. The special dividend will be increased to the extent that the Trust receives a special dividend on the 3,500,000 common shares of beneficial interest in Lexington Realty Trust ("Lexington") held by the Trust. Pursuant to Lexington's December 6, 2007 press release, Lexington anticipates paying a special dividend on its common shares of between $1.60 and $3.29 per Lexington common share. If Lexington were to pay such a special dividend, it is anticipated that the Trust's per common share special dividend will increase by between $.06 and $.13 per common share. The special dividend is based on an analysis of the Trust's 2007 taxable income, dividends to preferred shareholders and available net operating losses. There were approximately 66,314,037 common shares of beneficial interest outstanding as of December 19, 2007.

      The Trust also declared both the regular quarterly dividend of $.40625 per Series B-1 Cumulative Convertible Redeemable Preferred Share of Beneficial Interest ("Series B-1 Share") and an additional dividend of $.4306 per Series B-1 Share required by the terms of the Series B-1 Shares in connection with the special dividend declared on the common shares. As with the common share special dividend, depending on the ultimate special dividend paid by Lexington, the per share special dividend on the Series B-1 Shares would also increase, which increase based on Lexington's reported guidance would be between $.33 and $.72 per share. Both dividends payable on the Series B-1 Shares are payable on January 31, 2008 to Series B-1 Shareholders of record on December 31, 2007.

                               ___________________

      Winthrop Realty Trust is a NYSE-listed real estate investment trust (REIT) headquartered in Boston, Massachusetts. Additional information on Winthrop Realty Trust is available on its Web site at www.winthropreit.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995. With the exception of the historical information contained in this news release, the matters described herein contain "forward-looking" statements that involve risk and uncertainties that may individually or collectively impact the matters herein described. These are detailed from time to time in the "Risk Factors" section of the Company's SEC reports. Further information relating to the Company's financial position, results of operations, and investor information is contained in our annual and quarterly reports filed with the SEC and available for download at our website www.winthropreit.com or at the SEC website www.sec.gov.